Exhibit 10.8

DOW JONES & COMPANY, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.	PURPOSE

The purpose of this Plan is to motivate eligible executive officers by making a portion of their cash compensation dependent on the success of the Company and to reward them for achievement of short-term performance goals. The Plan is designed to enable the Company to provide for annual incentive compensation to certain executive officers of the Company that is fully tax deductible without limitation under Section 162(m) of the Code.

2.	DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” shall mean an opportunity granted to a Participant under Section 4 to receive a bonus payment under the Plan.

(b) “Board of Directors” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(d) “Committee” shall mean the Compensation Committee of the Board of Directors.

(e) “Company” shall mean Dow Jones & Company, Inc.

(f) “Participant” shall mean an executive officer of the Company who has been selected by the Committee to participate in the Plan for a particular Performance Period.

(g) “Performance Criteria” shall mean any one or more of the following performance criteria: (i) total stockholder return, (ii) economic value added, (iii) return on capital employed, (iv) revenues, (v) sales, (vi) net income, (vii) operating income, (viii) EBITDA, (ix) EBITDA margin, (x) profit margin, (xi) earnings per share, (xii) return on equity, (xiii) cash flow, (xiv) operating margin, or (xv) net worth, in each case, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively or in any combination, and measured over the applicable Performance Period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group as specified by the Committee.

(h) “Performance Period” shall mean the twelve consecutive month period which coincides with the Company’s fiscal year, or such other period as the Committee may determine.

(i) “Plan” shall mean the Dow Jones & Company, Inc. Executive Annual Incentive Plan.

(j) “Retirement” shall mean a termination of a Participant’s employment with the Company by retirement at or following the age of 62 with at least 10 years of service with the Company.

3.	THE COMMITTEE

(a) The Committee shall consist solely of two or more members of the Board of Directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code. Subject to the limitations imposed under Section 162(m) of the Code, the Committee shall have the sole discretion and authority to administer and interpret the Plan.

(b) Subject to the express provisions and limitations set forth in the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(ii) to select the executive officers who shall be Participants eligible to be paid bonuses for any Performance Period and to determine to which of such Participants, if any, bonus payments hereunder are actually paid;

(iii) to establish the Performance Criteria for Awards;

(iv) to certify the extent to which the Company has achieved any Performance Criteria or other conditions applicable to the payment of Awards;

(v) to prescribe and amend the terms of any agreements or other documents entered into under or in connection with the Plan (which need not be identical);

(vi) to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any Awards provided hereunder; and

(vii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) All decisions, determinations and interpretations by the Committee regarding the Plan shall be final, conclusive and binding on all Participants and any other persons claiming any benefits under the Plan. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4.	AWARDS

(a) Establishment of Incentive Program. Not later than the earlier of (i) the 90th day of the applicable Performance Period and (ii) the date on which 25% of the applicable

Performance Period has elapsed, the Committee shall designate the Participants (if any) for such Performance Period. An individual who becomes an executive officer of the Company after the first day of the Performance Period may be designated as a Participant for the remainder of the Performance Period at any time within the earlier of (i) the 90th day of the applicable Performance Period and (ii) the date on which 25% of the applicable Performance Period has elapsed.

(b) The Committee shall also establish within such period, in writing, the Performance Criteria and their respective targets for the Performance Period, and the level of achievement related to such Performance Criteria upon which the amount payable under each Participant’s Award shall be based.

(c) Maximum Payment. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Participant for any Performance Period shall not exceed $4,000,000.

(d) Certification. As soon as reasonably practicable following the conclusion of each Performance Period and prior to the payment of any bonus under the Plan, the Committee shall certify, in writing, the extent to which the Performance Criteria have been satisfied and the proposed bonus payment to be awarded to each Participant for the Performance Period, in each case, as and to the extent required by Section 162(m) of the Code. No bonus payment shall be paid unless and until the Committee makes a certification in writing as required to satisfy the conditions for performance-based compensation under Section 162(m) of the Code.

(e) Committee Discretion to Reduce Bonus Payment. The Committee retains sole and absolute discretion to reduce the amount of, or eliminate any bonus otherwise payable to, a Participant under this Plan. The Committee may exercise such discretion by establishing conditions for the payment of bonuses in addition to the Performance Criteria, including but not limited to the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The reduction of the Award payable to any Participant (or the decision of the Committee not to pay an Award to a Participant for a Performance Period) shall not affect the Award payable to any other Participant for such Performance Period.

5.	PAYMENT OF BONUS PAYMENTS

(a) Awards under this Plan for a given Performance Period will be paid, in cash, as soon as practicable following the Committee’s certification pursuant to Section 4(d) for the Performance Period and the approval of the outside director members of the Board of Directors of the bonus payments proposed under Section 4(d) by the Committee; provided, however, that the Committee may allow for the deferral of bonus payments under this Plan pursuant to the terms and conditions of the Dow Jones & Company, Inc. Deferred Compensation Plan or any successor plan maintained by the Company.

(b) A Participant shall not be eligible for payment pursuant to an Award for a given Performance Period unless he or she is employed by the Company as of the last day of the Performance Period, unless otherwise provided by the Committee or pursuant to the terms of another Company policy or benefit arrangement. In addition, in the event that a Participant’s employment with the Company terminates during a Performance Period by reason of the individual’s Retirement, death or disability, the individual will be entitled, subject to the Committee’s sole and absolute discretion to reduce or eliminate any bonus otherwise payable, to a pro-rated portion (based upon the number of months, any portion of a month being treated as a complete month, during the Performance Period the individual was employed by the Company) of the bonus payment to which the Participant would otherwise have been entitled for such Performance Period based upon the Company’s actual results over the entire Performance Period, which bonus shall be paid as and when bonuses under this Plan are paid to other Participants for such Performance Period.

6.	STOCKHOLDER APPROVAL

The material terms of the Plan shall be disclosed to and presented to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. No bonus shall be paid under this Plan unless such stockholder approval has been obtained.

7.	AMENDMENT AND TERMINATION

The Board of Directors and/or the Committee may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of Participants, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to such Participants. Notwithstanding the foregoing, no amendment for which stockholder approval is required by applicable law, including Section 162(m) of the Code, shall be effective in the absence of requisite action by the stockholders of the Company.

8.	TAX WITHHOLDING

The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state, local and foreign taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or otherwise to require the participant to pay such withholding taxes.

9.	SEVERABILITY

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

10.	NON-ASSIGNABILITY

Unless the Committee expressly states otherwise, no Participant may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any incentive opportunity or amounts determined by the Committee to be payable under the Plan, until such amounts (if any) are actually paid.

11.	NON-EXCLUSIVITY OF PLAN

Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

12.	EMPLOYMENT AT WILL

Neither the Plan, selection of a person as a Participant eligible to be paid bonus payments under the Plan nor the payment of any bonus to any Participant under the Plan nor any action by the Company, the Committee or the Board of Directors shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

13.	NO VESTED INTEREST OR RIGHT

At no time before the actual payout of a bonus payment to any Participant under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Participants identically under the Plan.

14.	UNFUNDED STATUS OF THE PLAN

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company and its subsidiaries.

15.	GOVERNING LAW

The Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws, and applicable federal law. The Committee may provide that any dispute concerning the Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

16.	CONSEQUENCES UPON CHANGE IN CONTROL

(a)	For purposes of the Plan, a “Change in Control” shall mean:

(x) Any acquisition or series of acquisitions during any twelve (12) month period after which any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Bancroft Person (as defined below)) is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the outstanding voting securities of the Company; provided, however, that:

(i)	the acquisition of Beneficial Ownership by a Person by reason of such Person’s having entered into a voting, tender or option agreement with Bancroft Persons approved by the Board of Directors of the Company for purposes of Section 203 of the Delaware General Corporation Law in connection with the Company’s entering into a definitive agreement for a Merger (as defined below) shall not by reason of this clause (a) constitute a Change in Control, provided, further that whether the consummation of any such Merger, the applicable tender offer or the exercise of such option would constitute a Change in Control shall be determined without regard for the exception in this sub-clause(i), and

(ii)	a Change in Control that would otherwise occur pursuant to this clause (a) shall be deemed to not have occurred pursuant to this clause (a) so long as Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company; or

(y) The consummation of a merger, consolidation or reorganization with, into or of the Company (each, “Merger”), unless immediately following the Merger, Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the corporation or other entity resulting from such Merger (the “Surviving Entity”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Entity”), or (y) if there is one or more Parent Entities, the ultimate Parent Entity.

A “Bancroft Person” means any Person who is, or is controlled by, Bancroft Family Members, trustees of Bancroft Trusts (solely in their capacity as trustees), Bancroft Charitable Organizations or Bancroft Entities, each as defined in the By-laws of the Company as in effect as of the date hereof.

(b) Notwithstanding anything herein to the contrary, following a Change in Control in any Performance Period, the payment pursuant to a Participant’s Award under the Plan for such Performance Period shall be equal to the bonus award payable to such Participant as determined under the annual incentive plan established by the Company in effect for such Performance Period (including without limitation, with respect to a Change in Control that occurs in 2007, the Company’s 2007 Annual Incentive Plan).

(c) The provisions hereof are not intended, and shall not be interpreted or applied, to limit in any way the amount or terms of any payment in the nature of a bonus payable to any Participant pursuant to any other plan, program, arrangement or agreement of the Company following the occurrence of a Change in Control, as provided under such plan, program, arrangement or agreement without regard to the terms hereof.